Exhibit 99.1

100 Mission Ridge / Goodlettsville, Tennessee 37072-2170 / Telephone: (615) 855-4000

NEWS FOR IMMEDIATE RELEASE

Dollar General Board Names Todd J. Vasos as CEO

Dreiling to Become Senior Advisor and Remain Chairman of the Board

GOODLETTSVILLE, Tenn. — May 28, 2015 — Dollar General Corporation (NYSE: DG) today announced that effective June 3, 2015, its board of directors has named Todd J. Vasos, chief operating officer, to the position of chief executive officer and has elected him to the board. Vasos will succeed Rick Dreiling, chairman and CEO, who had previously announced his retirement plans.  Dreiling will remain on the board for the remainder of his term and will serve as senior advisor and chairman of the board through January 29, 2016. The election of Vasos to Dollar General’s board will bring the total number of directors to nine.

“On behalf of the entire board of directors, we are excited to have Todd Vasos as our CEO and look forward to working with him in his new role.  Todd is a proven leader and the right person to guide Dollar General as it enters this next chapter in the Company’s history.  With Todd’s appointment as CEO and Rick’s continued service, we ensure the continuation of both the leadership and strategy that have made Dollar General a retail powerhouse,” said Mike Calbert, Dollar General’s lead director.

Vasos said, “I am excited and honored to have the privilege to lead Dollar General.   I am grateful to Rick for his guidance as a mentor and friend.   Under Rick’s leadership, we have delivered exceptional results.  My commitment is to build on that success.  I believe Dollar General has an exciting future ahead and look forward to continuing to work with our talented employees to provide our customers with the everyday low prices that they count on from Dollar General.”

“The board and I are confident that Todd is the right leader for the future growth of Dollar General.  Todd is a highly accomplished retail executive with whom I have had the pleasure of working for 9 of the last 12 years, including more than six years at Dollar General.  I look forward to supporting him in his new role to ensure a smooth and seamless transition,” said Dreiling.

Calbert said, “Rick Dreiling has been an incredible leader at Dollar General.  The board is grateful for his innumerable contributions to the Company and his leadership as CEO over the last seven years.  We are pleased that Rick will continue to be engaged in the business to ensure a smooth transition. “

About Todd Vasos

Vasos joined Dollar General in December 2008 as Executive Vice President, Division President and Chief Merchandising Officer. He was promoted to Chief Operating Officer in November 2013.  Prior to joining Dollar General, Vasos served in executive positions with Longs Drug Stores Corporation for 7 years, including Executive Vice President and Chief Operating Officer (February 2008 through November 2008) and Senior Vice President and Chief Merchandising Officer (2001 – 2008), where he was responsible for all pharmacy and front-end marketing, merchandising, procurement, supply chain, advertising, store development, store layout and space allocation, and the operation of three distribution centers. He also previously served in leadership positions at Phar-Mor Food and Drug Inc. and Eckerd Corporation.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 11,999 stores in 43 states as of May 1, 2015, Dollar General has more retail locations in the U.S. than any other discount retailer. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg’s, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

Investor Contacts:
Mary Winn Pilkington	(615) 855-5536
Matt Hancock	(615) 855-4811

Media Contacts:
Dan MacDonald	(615) 855-5209
Crystal Ghassemi	(615) 855-5210